Exhibit 10.26

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement is dated as of September 13, 2021 (the “Settlement Agreement”), by and between White Lion Capital, LLC. (“White Lion”) and TD Holdings, Inc. (“the Company” or “TD Holdings”), (together, the “Parties”, and each, a “Party”).

WHEREAS, White Lion and the Company entered into a Common Stock Purchase Agreement on January 19, 2021, attached hereto as Exhibit A (the “Purchase Agreement”), pursuant to which White Lion agreed to purchase up to 15,700,000 shares of the Company’s common stock, par value $0.001 per share (“Purchase Notice Shares”), for an aggregate of up to forty million dollars ($40,000,000) from time-to-time during a certain commitment period as defined in the Purchase Agreement. The Purchase Notice Shares were to be issued pursuant to Company’s certain previously effective shelf registration statement on Form S-3 (File No. 333-239757), which was originally filed with the SEC on July 8, 2020, and was declared effective by the SEC on August 4, 2020 (the “Shelf Registration”).

WHEREAS, The Company disclosed on its current report on Form 8-K that the Company’s previously issued financial statements contained in the Company’s quarterly reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020, and September 30, originally filed on June 26, 2020, August 14, 2020, and November 13, 2020, respectively, should no longer be relied upon (the “Non-Reliance”).

WHEREAS, the Shelf Registration is defective as of the date hereof as a result of Non-Reliance;

WHEREAS, the Parties hereto desire to enter into this Settlement Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Settlement Agreement have the respective meanings assigned to them in the Purchase Agreement.

2. Amendment of the Purchase Agreement. The Parties hereto agree to the following amendments to the Purchase Agreement:

a. The referenced amount of $1.20 in (i) the definition of “Floor Price” in Section 1.1 and (ii) the definition of “Fixed Purchase” shall be replaced in each instance with a referenced amount of $1.

b. The definition of “Commitment Period” in Section 1.1 shall be replaced in its entirety to read,

“Commitment Period” shall mean the period commencing on the Execution Date and ending on the earlier of (i) the date on which the Investor shall have purchased Purchase Notice Shares pursuant to this Agreement equal to the Commitment Amount, (ii) December 31, 2022, (iii) the date on which the Investor shall have purchased 15,700,000 Purchase Notice Shares or (iv) written notice of termination by the Company to the Investor upon a material breach of this Agreement by Investor.”

c. Section 2.1 shall be replaced in its entirety to read:

“Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Purchase Notice from time to time, to purchase Purchase Notice Shares provided that (i) the amount of Purchase Notice Shares shall not exceed 200% of the Average Daily Trading Volume, (ii) the amount of Purchase Notice Shares shall not exceed the Purchase Notice Limit, (iii) the amount of Purchase Notice Shares shall not cause the Investor’s beneficial ownership of the Company’s Common Stock to exceed the Beneficial Ownership Limitation set forth in Section 7.2(h), (iv) the closing price of the Common Stock on the Purchase Notice Date is greater than or equal to $1 and (v) there is an effective Registration Statement for the resale by the Investor of the Purchase Notice Shares set out in such Purchase Notice. The Company may not deliver a subsequent Purchase Notice until the Closing of an active Purchase Notice, except if waived by the Investor in writing. In addition, the Company and the Investor may negotiate a Fixed Purchase transaction and in such case, the Company shall deliver the Fixed Purchase Notice to the Investor, to direct the Investor to purchase certain number of Purchase Notice Shares at a price as agreed to by the parties.”

d. Section 6.3 shall be replaced in its entirety to read,

“(a) On or prior to September 17, 2021 (the “Initial Filing Date”), the Company shall prepare and file with the SEC a Registration Statement on Form S-1 (or, if the Company is then eligible, on Form S-3), covering the resale of 14,446,532 Purchase Notice Shares (together with any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Purchase Notice Shares, the “Registrable Securities”). The Registration Statement on Form S-1 shall contain (except if otherwise required pursuant to written comments received from the SEC upon a review of such Registration Statement) the “Plan of Distribution” in substantially the form as the “Plan of Distribution” contained on page S-13 of the Company’s prospectus supplement file on Form 424(b)(5) with the SEC on January 20, 2021. If the SEC does not permit all of the Registrable Securities represented by Shares to be registered on the initial Registration Statement filed pursuant to this Section 6.3(a) (the “Initial Registration Statement”), then the Company shall use commercially reasonable efforts to persuade the staff of the SEC that the offering contemplated by the Registration Statement is a valid secondary offering. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 6.3(a), the staff of the SEC refuses to alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) as determined below and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the staff of the SEC may require (collectively, the “SEC Restrictions”). In furtherance of the foregoing, Investor shall promptly notify the Company when it has sold substantially all of its Registrable Securities covered by the Initial Registration Statement (or any Additional Registration Statement (as defined below)) so as to enable the Company to determine whether it can file one or more additional registration statements covering the Cut Back Shares and the Company shall file one or more additional Registration Statements (each, an “Additional Registration Statement”) as promptly as possible, and in any event within 30 days of such notice from Investor (such date, together with the Initial Filing Date, a “Filing Date”), successively using its commercially reasonable efforts to register on each such Additional Registration Statement the maximum number of remaining Cut Back Shares that continue to constitute Registrable Securities until all of the Cut Back Shares that continue to constitute Registrable Securities have been registered with the SEC.

(b) The Company shall use its commercially reasonable efforts to cause each Registration Statement to be declared effective by the SEC as promptly as possible after the filing thereof, but in any event prior to 45 days following the filing of such Registration Statement (the “Required Effectiveness Date”), and shall use commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) the date that all Registrable Securities covered by such Registration Statement have been sold or can be sold publicly without restriction or limitation under Rule 144 (including, without limitation, the requirement to be in compliance with Rule 144(c)(1)) or (ii) the date that is two (2) years following the Closing Date (the “Effectiveness Period”). Not later than two Trading Days after a Registration Statement is declared effective, the Company shall file a prospectus supplement for any Registration Statement to the extent required pursuant to Rule 424.

(c) The Company shall notify Investor in writing promptly (and in any event within two Trading Days) after receiving notification from the SEC that a Registration Statement has been declared effective.

(d) Should an Event (as defined below) occur, then upon the occurrence of such Event and on every monthly anniversary thereof until the applicable Event is cured, the Company shall pay Investor an amount in cash, as liquidated damages and not as a penalty, equal to one percent (1.0%) of the aggregate price paid by Investor for the applicable Registrable Securities (the “Share Purchase Price”). The payments to which Investor shall be entitled pursuant to this Section 6.3(d) are referred to herein as “Event Payments.” Any Event Payments payable pursuant to the terms hereof shall apply on a pro rated basis for any portion of a month prior to the cure of an Event. In the event the Company fails to make Event Payments in a timely manner, such Event Payments shall bear interest at the rate of one percent (1.0%) per month (prorated for partial months) until paid in full. All pro rated calculations made pursuant to this paragraph shall be based upon the actual number of days in such pro rated month. The parties agree that the Company shall not be liable for liquidated damages under this Section 6.3(d) with respect to (1) any period after the expiration of the Effectiveness Period, and (2) any Cut Back Shares which are not permitted by the SEC to be included in a Registration Statement due solely to SEC Guidance or the SEC Restrictions from the time that it is determined that such Cut Back Shares are not permitted to be registered so long as not due to any action taken by the Company to register shares after the date hereof that are not Registrable Securities. In such case, the Event Payments shall be calculated to only apply to the percentage of Registrable Securities that are permitted in accordance with SEC Guidance to be included in such Registration Statement. In the event that the Company registers some but not all of the Registrable Securities, the 1.0% of liquidated damages referred to above for any monthly period shall be reduced to equal the percentage determined by multiplying 1.0% by a fraction, the numerator of which shall be the number of Registrable Securities for which there is not an effective Registration Statement at such time and the denominator of which shall be the number of Registrable Securities at such time. Notwithstanding the foregoing, the applicable Filing Date or Required Effectiveness Date for a Registration Statement shall be extended without Event Payments hereunder in the event that the Company’s failure to file or obtain the effectiveness of such Registration Statement on a timely basis results from the failure of Investor to timely provide the Company with information reasonably requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act.

For such purposes, each of the following shall constitute an “Event”:

(i) a Registration Statement is not filed on or prior to its applicable Filing Date or is not declared effective on or prior to its Required Effectiveness Date;

(ii) after the Effective Date of a Registration Statement and through the end of the Effectiveness Period, Investor is not permitted to sell Registrable Securities under the Registration Statement (or a subsequent Registration Statement filed in replacement thereof) for any reason (other than the fault of Investor); and

(iii) the Company fails to file any report with the SEC that results in the Company not having “current public information” within the meaning of Rule 144.”

e. Section 6.5 shall be added to the Purchase Agreement as follows:

“Section 6.5. PURCHASE COMMITMENT. The Company agrees that between July 1, 2021 and July 31, 2022, it shall have provided Investor with Purchase Notices pursuant to Section 2.1 for the sale to Investor of either (i) 10 million shares of Common Stock or (ii) an aggregate Purchase Notice Amount as set out in such Purchase Notices of $10 million. If the Company fails to comply with this covenant, then it shall pay to Investor as liquidated damages an amount of shares equal to the difference of 10 million shares of Common Stock less the amount of shares the Company has sold to the Investor between July 1, 2021 and July 31, 2022.”

3. Mutual Release. In consideration of the covenants, agreements and undertakings of the Parties under this Settlement Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) hereby releases, waives and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Settlement Agreement arising out of or relating to the Non-Reliance, except for any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Settlement Agreement (including any surviving indemnification obligations under the Engagement Agreement) or Article IX (Indemnification) of the Purchase Agreement.

4. Discovery of Additional Facts and Law. The Parties acknowledge that each of them is aware that they may hereafter discover facts or law different from or in addition to those which they now know or believe to be true in respect to the claims, demands, damages, debts, liabilities, actions or causes of action herein released, and they agree that this release shall be and remain in effect as a complete general release as to the matters released, notwithstanding any such additional facts or law.

5. Continuing Obligations. Notwithstanding anything herein to the contrary, including without limitation the releases and acknowledgements in sections 4 and 5, the Parties acknowledge and agree that nothing herein shall be deemed to release any of the Parties from any of their obligations under the Purchase Agreement, all as amended by this Settlement Agreement, all of which obligations survive execution of this Settlement Agreement in accordance with the terms of the respective agreements.

6. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power and authority to enter into this Settlement Agreement and to perform its obligations hereunder.

(b) The execution of this Settlement Agreement by the individual whose signature is set forth at the end of this Settlement Agreement on behalf of such Party, and the delivery of this Settlement Agreement by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Settlement Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

7. Confidentiality. Subject to the terms and conditions of Section 7(a), each Party acknowledges the confidential nature of the terms and conditions of this Settlement Agreement (collectively, the “Confidential Information”) and agrees that it shall not (a) disclose any of such Confidential Information to any person or entity, except to such Party’s affiliates, employees, advisors and other representatives who need to know the Confidential Information to assist such Party, or act on its behalf, to exercise its rights or perform its obligations under this Settlement Agreement, or (b) use the Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Settlement Agreement. Each Party shall be responsible for any breach of this Section 6 caused by any of its affiliates, employees, advisors, or other representatives. Notwithstanding the foregoing, if any Confidential Information is permissibly disclosed pursuant to Section 7(a), such information will no longer be deemed “Confidential Information” for the purposes of this Section 6.

8. Publicity and Announcements. Neither Party shall (orally or in writing) publicly disclose or issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Settlement Agreement or the subject matter hereof, without the prior written approval of the other Party, except to the extent that such Party is required to make any public disclosure or filing with respect to the subject matter of this Settlement Agreement (i) by applicable law or (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its affiliates are listed or traded or (iii) in connection with enforcing its rights under this Settlement Agreement.

9. Miscellaneous.

(a) All notices, requests, consents, claims, demands, waivers, summons and other legal process, and other similar types of communications hereunder (each, a “Notice”) must be in writing and addressed to the relevant Party at the address set forth on the first page of this Settlement Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 8(a)). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 8(a).

(b) This Settlement Agreement and all related documents, and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California.

(c) This Settlement Agreement and each of the terms and provisions hereof may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party.

(d) Neither Party may assign, transfer or delegate any or all of its rights or obligations under this Settlement Agreement without the prior written consent of the other party. No assignment will relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing will be null and void. This Settlement Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(e) This Settlement Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Settlement Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this

Settlement Agreement.

(f) For purposes of this Settlement Agreement, (i) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”;(ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Settlement Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Settlement Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(g) The headings in this Settlement Agreement are for reference only and do not affect the interpretation of this Settlement Agreement.

(h) Each of the Parties shall, and shall cause its respective affiliates to, from time to time at the request of the other Parties, without any additional consideration, furnish such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Settlement Agreement and give effect to the transactions contemplated hereby.

(i) Each Party acknowledges and agrees that (i) a breach or threatened breach by such party of any of its obligations under this Settlement Agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and (ii) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party will, in addition to any and all other rights and remedies that may be available to such party at law, in equity or otherwise in respect of such breach, be entitled to equitable relief, including loss of potential profit, a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that it shall not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 8(i).

(j) This Settlement Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(k)  Each Party shall pay its own costs and expenses in connection with the drafting, negotiation, and execution of this Settlement Agreement (including the fees and expenses of its advisors, accounts and legal counsel).

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the date first written above.

White Lion Capital , LLC

By:	/s/ Sam Yaffa
Name:	Sam Yaffa
Title:	Managing Partner

TD Holdings, Inc.

By:	/s/ Renmei Ouyang
Name:	Renmei Ouyang
Title:	Chief Executive Officer